Exhibit 99.1

For Immediate Release

PETER T. BIGELOW TO LEAVE PATHEON

TORONTO, (October 5, 2011) – Patheon, Inc. (TSX: PTI), a global provider of drug development and manufacturing services to the international pharmaceutical industry announced today that Peter T. Bigelow, Patheon’s President North American Operations, will leave the company effective November 1, 2011 to pursue new opportunities.

“Patheon has benefited immensely from Peter’s leadership and is pleased to announce that Peter has agreed to enter into a consulting relationship with the company for a certain period of time to ensure a smooth transition as we continue to focus on the transformation,” said Jim Mullen, Patheon’s CEO. “We wish him great success with his future endeavors.”

In commenting on the announcement, Mr. Bigelow said, “I am very proud of what we have accomplished at Patheon. The North American commercial operations continue to have a strong quality record and focus on customer service and I am proud of everyone’s efforts in helping us achieve our number two market position in commercial manufacturing world wide.”

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Patheon’s services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, solid, semi-solid and liquid forms. The company uses many innovative technologies including single-use disposables, liquid-filled hard and soft capsules and a variety of modified release technologies. Its comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. Patheon can take customers direct to clinic with global clinical packaging and distribution services and Patheon’s Quick to Clinic™ programs can accelerate early phase development projects to clinical trials while minimizing the consumption of valuable API. The company’s integrated development and manufacturing network of 10 facilities, eight development centers and one clinical trial packaging facility across North America and Europe, ensures that customer products can be launched with confidence anywhere in the world.

Contact:

Ms. Wendy Wilson

Investor Relations and Corporate Communications

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

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